April 16, 2008

Confidential

Merrill Lynch & Co.
4 World Financial Center
New York, NY 10080
Attn: Merry Yuan

Ladies and Gentlemen:

      In connection with a possible strategic relationship or transaction between the undersigned company (W.P. Stewart & Co. Ltd. or the "Company"), or an Affiliate (as defined below) of the Company, and Arrow Capital Management, LLC ("Arrow"), or an Affiliate of Arrow (a "Transaction"), the Company and Arrow (or the Affiliates of either party) may make available to each other certain information concerning their respective business, financial condition and operations. Each party agrees to treat, and will cause its directors, officers, employees, Affiliates, agents, industry consultants, potential financing sources and advisers (collectively, the "Representatives") that receive any Evaluation Material (as defined below) to treat, all Evaluation Material in accordance with the provisions of this letter agreement.

      The term "Evaluation Material" means any information concerning a party and any entity controlling, controlled by or under common control with the party (in each case, an "Affiliate") (whether prepared by such party or by any Representative of such party or otherwise and irrespective of the form of the information or the manner in which it is communicated) furnished by such party or its Representatives to the other party or any of its Representatives in connection with a possible Transaction, together with all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or any of its Representatives which contain, reflect or are based on any of the information furnished. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its Representatives in breach of this letter agreement, (ii) was within the possession of the receiving party or its Representatives prior to its being furnished by or on behalf of the disclosing party, or becomes available to a party or its Representatives on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided in either case that the source of such information was not known by the receiving party or any of its Representatives to be bound by a confidentiality agreement with, or contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any of its Affiliates with respect to such information, or (iii) is independently developed by a party or its Representatives without use of or reference to the Evaluation Material.

      Each party agrees to use, and to cause its Representatives to use, the Evaluation Material solely for the purpose of evaluating a possible Transaction. Each party and its Representatives shall keep the Evaluation Material confidential and will not disclose any of the Evaluation Material; provided, however, that each party may make disclosure of such information (i) to any of its Representatives for the sole purpose of evaluating a possible Transaction, if such Representative is required to comply with the terms of this letter agreement, and (ii) as required to comply with all applicable laws, rules or regulations, including applicable rules of any securities exchange, subject to the provisions of the paragraph of this letter agreement immediately following this paragraph. Each party agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

      In the event that a party or its Representatives are, pursuant to applicable law, requested or required to disclose any of the Evaluation Material disclosed by or on behalf of the other party, to the extent permissible by law, such receiving party shall provide the disclosing party with prompt written notice of such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, a receiving party or any of its Representatives are, nonetheless, legally compelled to disclose Evaluation Material, such party or Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which counsel advises is legally required to be disclosed, provided that such party exercises reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

      At any time upon the written request of a disclosing party for any reason, the receiving party will promptly destroy or deliver to the disclosing party all Evaluation Material (including all copies thereof) furnished to it or to its Representatives. In the event that any Evaluation Material is destroyed (rather than returned), the receiving party shall, at the request of the disclosing party, deliver to the disclosing party a certification or other reasonably satisfactory evidence of such destruction. Notwithstanding the foregoing, either party may retain any information to the extent necessary pursuant to legal or regulatory requirements. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality under this letter agreement.

      Each party acknowledges that neither the other party nor its Representatives makes any representation or warranty hereunder as to the accuracy or completeness of the Evaluation Material, and that neither the other party nor its Representative shall have any liability hereunder relating to, or resulting from the use of, the Evaluation Material.

      Arrow and the Company each agree that, without the prior written consent of the other, it will not disclose, nor will any of its Representatives disclose, to any person the fact that the Evaluation Material has been made available to the other party, that discussions or negotiations are taking place concerning a possible Transaction involving Arrow and the Company or the shareholders of the Company or any of such Transaction's terms, conditions or other facts (including the status of any Transaction); provided, however, Arrow and the Company shall each be permitted to disclose such information if, in the opinion of its counsel, such disclosure is required by law, rule or regulation and then only after providing as much prior written notice to the other party of such disclosure as is practical under the circumstances and otherwise in compliance with the fourth paragraph of this letter agreement.

      Arrow and the Company each agree that for a period of two years from the date of this letter agreement, it will not, nor will any of its Affiliates, directly or indirectly (i) solicit for employment, or hire, any persons who are then employees of the other party or any of its Affiliates or (ii) contact or solicit any of the other party's clients or customers if the identity of any such persons and information about their relationship with Arrow or the Company, as applicable, was contained in any Evaluation Materials.

      Arrow and its Representatives are aware that the United States securities laws generally prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities while in possession of such information.

      Arrow agrees that until the expiration of three years from the date of this letter agreement, neither it nor its Affiliates will (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. Arrow also agrees during such period not to take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

      Arrow and the Company agree that no contract or agreement providing for a transaction will be deemed to exist between Arrow or its Affiliates and the Company or Affiliates of the Company unless and until a definitive written agreement relating to a transaction has been executed and delivered. Arrow and the Company agree that unless and until a definitive agreement has been executed and delivered, neither Arrow nor the Company nor any of their respective Affiliates has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction except for matters specifically agreed to in this letter agreement.

      It is understood that no failure or delay by either party in exercising any right, power or privilege shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege.

      It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement, and that each party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be the exclusive remedies for a breach but shall be in addition to all other remedies available at law or equity to either party.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. Any claim related to this letter agreement shall be commenced, prosecuted or continued in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, and each of the parties hereby submits to the exclusive jurisdiction of such courts.

      Except as otherwise provided herein, this letter agreement shall terminate and be of no further force and effect three years from the date hereof.

      Please confirm your agreement by signing one copy of this letter in the space provided below and returning the signed copy to the Company, whereupon this letter agreement shall become a binding agreement between us.

                                        Very truly yours,

                                        W.P. Stewart & Co. Ltd.


                                        By: /s/ Susan G. Leber
                                            -------------------------------
                                            Name:  Susan G. Leber
                                            Title: Managing Director -
                                                   Chief Financial Officer

Accepted and agreed to:

Arrow Capital Management, LLC


By: /s/ Mal Serure
    -------------------------------
Name:  Mal Serure
Title: Managing Member
Dated: April 16, 2008